UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

March 28, 2007

Internap Network Services Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-27265	91-2145721
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

250 Williams Street, Atlanta, GA	30303
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (404) 302-9700

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)	Effective April 16, 2007, Internap Network Services Corporation (the “Company”) appointed Vincent J. Molinaro as its Chief Operating Officer.

Prior to joining the Company, Mr. Molinaro, 43, was President of the Europe and North Region for Alcatel-Lucent. In a previous role as President of North America Region for Lucent Technologies Inc., Mr. Molinaro led the sales, technical support and delivery teams. In addition, Mr. Molinaro spent several years in the Netherlands serving as vice president and chief operating officer of Lucent’s Europe, Middle East & Africa Regions. In that position, he oversaw all marketing, sales, service, support, and program management for Internet and telecommunications companies throughout the region. He was also an executive in the Data Networking Systems Group and the Applications Software Business Unit. Mr. Molinaro joined AT&T Bell Laboratories as a member of the technical staff in 1988, then transferred to AT&T Network Systems two years later. During his tenure with AT&T, he held many global roles ranging from systems engineering and product management to marketing and business development.

There are no arrangements between Mr. Molinaro and any other person pursuant to which Mr. Molinaro was selected as an officer, nor are there any transactions to which the Company was or is a participant and in which Mr. Molinaro has a material interest subject to disclosure under Item 404(a) of Regulation S-K.

In connection with his appointment as Chief Operating Officer, Mr. Molinaro entered into an employment agreement with the Company (the “Employment Agreement”). He will receive a base salary of $350,000 and will be eligible to participate in the Company’s annual incentive bonus plan. Mr. Molinaro will also be eligible to receive awards granted pursuant to the Company’s 2005 Stock Incentive Plan including a new hire grant of shares of restricted stock. In addition, Mr. Molinaro will receive a one-time signing bonus in the total amount of $20,000 and reimbursement for relocation expenses, both of which he must repay if he terminates his employment without good reason within twelve months.

The Employment Agreement also provides that if the Company terminates Mr. Molinaro’s employment without cause, he will receive a cash severance payment equal to one year of his then-current base salary. In addition, upon termination without cause, his unvested restricted shares, if any, shall cease vesting and shall be subject to repurchase and/or termination in accordance with the terms of the applicable restricted stock agreement. If a change in control occurs during the first year of Mr. Molinaro’s employment or if the Company terminates Mr. Molinaro without cause or he resigns for good reason, in either case within 12 months of a change in control, then he will receive a cash severance payment equal to one and one-half times his then-current base salary plus the maximum target bonus, and all of his unvested restricted stock shall become vested, free of restrictions. In addition, he will continue to receive health care and life insurance coverage for 24 months as if he were an active employee, subject to the employee portion of premiums for such coverages. The Employment Agreement also provides that Mr. Molinaro will not disclose confidential information for two years after termination of his employment.

Item 8.01.   Other Events.

On March 28, 2007, the Company issued a press release announcing that it has successfully migrated VitalStream Advertising and Media Services through its proprietary Private Network Access Points (P-NAP®) for premium network connectivity and performance. A copy of this press release is attached as Exhibit 99.1.

On April 2, 2007, the Company issued a press release announcing the appointment of Vincent J. Molinaro as its Chief Operating Officer. A copy of this press release is attached as Exhibit 99.2.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibits are furnished with this Current Report on Form 8-K:

Exhibit No.	Description

99.1	Press Release dated March 28, 2007.
99.2	Press Release dated April 2, 2007.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNAP NETWORK SERVICES CORPORATION
Date: April 2, 2007

By: /s/ David A. Buckel
David A. Buckel, Chief Financial Officer

EXHIBIT INDEX

99.1	Press Release dated March 28, 2007.
99.2	Press Release dated April 2, 2007.